UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                                SEC FILE NUMBER
                        NOTIFICATION OF LATE FILING                000-53383

                                                                  CUSIP NUMBER
                                                                  20462E 10 8


(Check One):   [X]Form 10-K    [ ]Form 20-F   [ ]Form 11-K    [ ]Form 10-Q
               [ ]Form 10-D    [ ]Form N-SAR  [ ]Form N-CSR

For Period Ended:  September 30, 2008

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
    For the Transition Period Ended: __________________

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Read Instruction (on back page) Before Preparing Form. Please Print or
Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Compound Natural Foods, Inc.
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Full Name of Registrant

9312 Meredith Court
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Address of Principal Executive Office (Street and Number)

Lone Tree, Colorado 80124
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion hereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
[X] or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule12b-25 has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-
K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company hereby requests an extension until January 14, 2009, for the filing of its Annual Report on Form 10-SBK for the twelve month period ended September 30, 2008. This additional time is necessary for the Registrant to complete preparation of the required audited financial statements. The Registrant plans to file the Form 10-K as soon as reasonably practicable.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


      Joey Canyon                      303                   662-8118
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        (Name)                     (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no,
identify report(s).  [X] Yes   [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report
or portion thereof?  [ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

NARRATIVE AND QUALITATIVE EXPLANATION OF THE ANTICIPATED CHANGE:


                          Compound Natural Foods, Inc.
                -------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: December 30, 2008                       By:   /s/ Joey Canyon
                                                 -------------------------------
                                                    Joey Canyon, President